Exhibit 99.1

AlphaPoint Technology, Inc. Announces Appointment of new Chief Financial Officer

TAMPA, Fla. – (IDC) – 6/11/12 – AlphaPoint Technology, Inc. (OTCBB :APPO) announced today the appointment of Geoff Bicknell as Chief Financial Officer effective Wednesday, May 23, 2012.

Mr. Bicknell is a non executive director of the Isle of Man based DouglasBay Capital Plc where he was formerly Chief Financial Officer from February 2009 until September 2011. From September 2011 to December 2011 he was also Chief Financial Officer of Savtira Corp, a Delaware corporation based in Tampa, Florida, which is in the business of digital distribution with a Software-as-a-Service (SaaS) eCommerce platform. Prior to joining DouglasBay, Mr. Bicknell was interim Finance Director of Ricardo Plc, an engineering consulting firm, and Anite Plc, a supplier of software for mobile device and network testing. He was also non- executive director of Brady Plc, Trafficmaster Plc and Acta Spa. He brings 40 years of broad based financial, commercial and operational management expertise from international remits throughout Europe and North America. Mr. Bicknell has held executive directorships in companies including Rockwell International, TI Group Plc, Lucas Industries, Maxima Holdings Plc and Northgate Information Solutions Plc. He is a Chartered Accountant in the United Kingdom and Canada.

Commenting on the appointment, Gary Macleod, the Chief Executive Officer of AlphaPoint said “The Board warmly welcomes Geoff Bicknell as the Company’s Chief Financial Officer. His considerable skills and experience together with financial planning and analysis acumen will be important assets to AlphaPoint. Geoff is a very strong addition to our senior management team.”

Commenting on his appointment, Geoff Bicknell said “I am pleased to be joining AlphaPoint during a very exciting period in its development. My background and experience with public companies is a great fit with the company and I look forward to contributing to its strong growth.”

About AlphaPoint Technology:

From its headquarters in Sarasota, Florida, AlphaPoint aims to be a leading provider of DCIM and ITAM solutions. AlphaPoint Technologies, Inc. provides Data Center and IT Asset Management Software.  AssetCentral is a cutting-edge, easy-to-use, web-based IT Asset Management (ITAM software) and Data Center Infrastructure Management (DCIM software) solution that empowers IT professionals to simplify data center operations, streamline processes, implement best practices, improve service delivery, mitigate risk, and help drive Green Data Center Initiatives. To learn more, visit www.alphapointtechnology.com.

Forward-Looking Statements:

The statements in the press release that relate to the Company’s expectations with regard to the future impact on the Company’s results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

Contact:

AlphaPoint Technology, Inc.

Jay Letendre,             941-907-8822

jletendre@alphapoint-us.com